EXHIBIT 10.2

Restricted Stock Unit Agreement

Flowserve Corporation
2020 Long-Term Incentive Plan

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and /$ParticipantName$/ (the “Participant”) as of /$GrantDate$/ (the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (as defined below).

WHEREAS, the Company has adopted the Flowserve Corporation 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”) to strengthen the ability of the Company to retain the services of key Employees and Outside Directors and to increase the interest of such persons in the Company’s welfare.

WHEREAS, the Committee believes that the grant of Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:

1. Restricted Stock Units

(a) In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of /$AwardsGranted$/ Restricted Stock Units (the “RSUs”), which will be converted into the number of shares of Common Stock of the Company equal to the number of vested RSUs, subject to the conditions and restrictions set forth below and in the Plan.

(b) No Shareholder Rights
The RSUs granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a stockholder of the Company prior to the date shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to RSUs shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with this Agreement.

2. Vesting and Conversion of RSUs into Common Stock

(a) Subject to the provisions of Paragraph 3 below, the RSUs shall vest as follows:

ratably in 1/3 increments on each anniversary of March 1, 2025, with 1/3 of the RSUs vesting on the first anniversary of such date (rounded up to the nearest whole RSU), 1/3 of the RSUs vesting on the second anniversary of such date (rounded down to the nearest whole RSU), and the remaining 1/3 of the RSUs vesting on the third anniversary of such date (each such date, a “Vesting Date”).
In any event, subject to the provisions of Paragraph 3 below, the RSUs shall cease to vest following the Participant’s Termination of Service.

(b) Subject to the provisions of Paragraph 3 below, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the date on which the RSUs vest in accordance with the schedule set forth in Paragraph 2(a) above, the Company shall convert the vested RSUs into the number of whole shares, rounded up to the nearest whole share, of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

(c) Following conversion of the vested RSUs into shares of Common Stock, such shares of Common Stock will be registered and transferred of record to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 8 and 10 below.

(d)    Each year that this Agreement is in effect, the Participant will receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the RSUs as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional RSUs (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested RSUs into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such RSUs prior to the date of such conversion. In the event any RSUs do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested RSUs.

3. Effect of Termination of Service

(a) The RSUs granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(a) above, on condition that the Participant remains employed by or continues to provide services to the Company or a Subsidiary through the applicable vesting date(s) set forth in Paragraph 2(a). If, however, the Participant experiences a Termination of Service, the RSUs will be treated in accordance with paragraphs 3(b) to 3(f) below (as applicable).

(b) Termination due to Death or Total and Permanent Disability. In the event the Participant experiences a Termination of Service due to his or her Total and Permanent Disability or death, then on the date of such Termination of Service (the “Death/ Disability Vesting Date”), 100% of the RSUs shall vest. Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than March 15 of the year following the year in which the Death/Disability Vesting Date occurs, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant (or the Participant’s estate).

(c) Termination due to Special End of Service. In the event the Participant experiences a Termination of Service due to his or her Special End of Service, then the RSUs shall remain outstanding and on each remaining Vesting Date the Participant shall be entitled to receive the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through such Vesting Date in accordance with Paragraph 2. For purposes of this Agreement, the term “Special End of Service” shall mean the voluntary termination of a Participant’s employment and other service with the Company for any reason other than due to the Participant’s death, Total and Permanent Disability, or termination for “cause” (as determined by the Committee in its sole discretion) on or after (i) the date that is six months after the Date of Grant and (ii) attaining both (A) age 55 and (B) 10 years of service with the Company or its subsidiaries.

(d)    Involuntary Termination. Unless the Participant is entitled to cash payment in respect of such RSUs under and severance plan or policy of the Company or its Subsidiaries, in the event a Participant experiences a Termination of Service (i) due to a reduction-in-force (as determined in the sole discretion of the Committee) or (ii) involuntarily without “cause “ (as determined by the Committee in its sole discretion) (in either case, such termination, an “Involuntary Termination”), the Participant’s RSUs shall continue to vest in accordance with Paragraph 2 for the 90-day period following such Involuntary Termination, as though the Participant had continued to provide services through such 90-day period (the "Involuntary Termination Vesting Period”). Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the Involuntary Termination Vesting Period, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant.

(e) Notwithstanding Paragraphs 2(a) and 3(a) above, upon a Participant’s Termination of Service (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested RSUs.

(f) Any other Termination. In the event a Participant experiences a termination other than as a result of Total and Permanent Disability, death, a Special End of Service or an Involuntary Termination covered by Paragraph 3(d) above, then the RSUs that have not vested in accordance with the vesting schedule reflected in Paragraph 2(a) above shall be forfeited by the Participant to the Company as of the date of such Termination of Service.

4. Restrictive Covenants

(a)    Participant acknowledges that that he or she has become and will continue to become familiar with new and on-going Confidential Information (as defined below). Participant recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Participant agrees that, to protect the Company’s Confidential Information (as defined below) and business goodwill, it is necessary to enter into the following restrictive covenants. As used in this Paragraph 4, references to the “Company” refer to the Company and its Subsidiaries.

Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the date on which Participant’s employment ceases (for whatever reason) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(I) Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment or engagement; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment or engagement by the Company; or (C) Participant received Confidential Information regarding during Participant’s employment with or engagement by the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(II) Non-Recruitment. Recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any current employee or independent contractor of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries whose employment or engagement ceased no more than three (3) months earlier.

(III) Non-Competition. Become employed by, advise, perform services for, establish, have any ownership interest in, invest in or otherwise engage in any capacity, whether directly or indirectly, with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing

Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope, the “Restricted Area” is worldwide. Nothing in this Paragraph 4(a)(III) shall prohibit the Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and the Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company and its affiliates, including, but not limited to, the following:

(A) information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(B)    business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(C)    financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(D) names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(E)    any non-public matter or thing obtained or ascertained by the Participant through the Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(b)    Non-Disclosure. The Participant shall not, during the period of the Participant’s employment or engagement by the Company or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the Participant’s Termination of Service for any reason and at any other time so requested by the Company, the Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard‑drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others. If at any time after the Participant’s Termination of Service, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof. Participant shall provide the Company with written affirmation of the Participant’s compliance with the Participant’s obligations under this Paragraph 4(b) if so requested by the Company. The Participant understands and agrees that the obligations under this Paragraph 4(b) are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Participant may have to the Company under general legal or equitable principles, any other agreement with the Company or other policies implemented by the Company. Notwithstanding anything to the contrary contained herein, the Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Agreement or any other outstanding award under the Plan or other agreement between the Company and the Participant prohibits disclosure or discussion of conduct the Participant reasonably believes to be unlawful, including illegal discrimination, illegal harassment, illegal retaliation, a wage-and-hour violation, or sexual assault or otherwise limits the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, with or without notice to the Company, or from accepting any monetary award in connection therewith.

(c) Non-Disparagement. The Participant agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Participant agrees that during the Participant’s employment or engagement by the Company and at any time thereafter, the Participant will not in any way disparage, libel, defame, or make public statements or third-party disclosures, except to the extent required by law or legal proceedings or otherwise permitted under Paragraph 4(b) hereof, that are injurious to the Company, its business or business practices, its products or services or its employees.

(d) Remedies. The Participant acknowledges that the restrictions contained in this Paragraph 4, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Paragraph 4.

(i)    Forfeiture by the Participant. If the Participant breaches any restriction in this Paragraph 4, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require the Participant to forfeit any RSUs (whether then vested or unvested) that have not yet been converted into Common Stock as of the date of such violation; (B) require the Participant to immediately sell to the Company a number of shares of Common Stock equal to the gross number of RSUs converted into Common Stock hereunder, for the then-current Fair Market Value of such shares; (C) require the Participant to immediately pay to the Company any gain that the Participant realized on any sale of shares of Common Stock issued in settlement of the RSUs granted hereunder; (D) discontinue future grants of any and all equity awards under any equity incentive plan in which the Participant may participate; (E) recover damages incurred by the Company as a result of the breach; and (F) recover its attorneys’ fees, costs and expenses incurred in connection with such actions. To the extent that the provisions of this Paragraph 4 are inconsistent with the terms of any other agreement between the Company and the Participant, the Company and the Participant agree that the provisions of this Paragraph 4 shall control.

(ii) Injunctive Relief and Damages. Participant acknowledges and agrees that a breach of Paragraph 4 will result in irreparable harm and continuing damage to the Company, and that money damages and the remedies set forth in Paragraph 4(d)(i) above would not be sufficient remedies to the Company for any such breach or threatened breach. Therefore, to the fullest extent permitted by law, Participant agrees that the Company shall also be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach of Paragraph 4. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the remedies set forth in Paragraph 4(d)(i) or the recovery of money damages, attorneys’ fees and costs.

(c) Tolling. If Participant violates any of the restrictions contained in this Paragraph 4, the Restricted Period will be suspended and will not run in favor of Participant until such time that Participant cures the violation to the satisfaction of the Company.

5. Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:

(a) give the Participant any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b) give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c) confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

6. Data Privacy

By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy. The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, EQ Trust Company (“EQ Trust”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, 6th Floor, Irving, Texas (USA), and transferred to EQ Trust at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).

7. Prerequisites to Benefits

Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the RSUs awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.

8. Delivery of Shares

No shares of Common Stock shall be delivered to the Participant upon conversion of the RSUs into shares of Common Stock until:

(a) all the applicable taxes required to be withheld have been paid or withheld in full;

(b) the approval of any governmental authority required in connection with this RSU, or the issuance of shares of Common Stock hereunder has been received by the Company; and

(c) if required by the Committee, the Participant has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in Paragraph 10 hereof.

9. Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

10. Securities Act

The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):

(a) stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b) stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i) through a broker on a national securities exchange, or

(ii) with the prior written approval of the Company; and

(c) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

11. Federal and State Taxes

(a) Any amount of Common Stock and/or cash that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b) Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:

(i) the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii) the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant for a period of at least six (6) months to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)    the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or
(iv) any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.

(c) Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

12. Copy of Plan

By the electronic acceptance of this Agreement, the Participant acknowledges receipt of a copy of the Plan.

13. Administration

This Agreement is subject to the terms and conditions of the Plan. The Plan is administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

14. Adjustment of Number of Shares of RSUs

The number of RSUs granted hereunder shall be subject to adjustment in accordance with Articles 12 and 13 of the Plan.

15. Non-transferability

The RSUs granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The RSUs and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.

16. Remedies

The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

17. Information Confidential

As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.

18. Amendments

Except as otherwise provided in the Plan or below, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award or to the extent that such amendment is not materially adverse to the Participant.

19. Governing Law; Venue

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). By accepting the RSUs, the Participant hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Plan, this Agreement, the RSUs or any agreements or transactions contemplated hereby shall only be brought in a federal or state court of competent jurisdiction in Dallas County, Texas, and each of the Company and the Participant hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each of the Company and the Participant hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

20. Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or remaining portion of such provision) of this Agreement, but such provision (or portion thereof) shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included.

21. Headings

The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

22. Word Usage

Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

23. Execution of Receipts and Releases

Any payment of cash or any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

24. Code Section 409A

Notwithstanding anything herein to the contrary, in the case of a conversion of vested RSUs and registration and transfer of shares of Common Stock on account of any termination of service (other than death), if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final Treasury Regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of such shares to the Participant shall not occur until the date which is six (6) months following the date of the Participant’s termination of service (or, if earlier, the date of the Participant’s death).

25. Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26. Insider Trading Restrictions/Market Abuse Laws

The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares, RSUs or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with his or her personal legal advisor on this matter.

27. Clawback

The RSUs granted pursuant to this Agreement, and any shares of Common Stock issued in settlement thereof, are subject to the Company’s “Senior Management Clawback Policy,” as such may be modified from time to time, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (i) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company and (ii) the Company’s recovery of any covered compensation under such policy or applicable law through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

28. Appendix A

Notwithstanding any provision of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s jurisdiction of residence (and jurisdiction of employment, if different) as set forth in Appendix A to the Agreement, if applicable, which shall constitute part of this Agreement.

29. Participant Acceptance

The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any shares of Common Stock be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the RSUs, Participant agrees that the RSUS are granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.

The Company and the Participant are executing this Agreement effective as of the Date of Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

___________________________
Robert Scott Rowe
Chief Executive Officer

Appendix A

Jurisdiction Specific Provisions

This Appendix A includes terms and conditions applicable to Participants in the countries, states, and jurisdictions covered by this Appendix A. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Agreement to which this Appendix A is attached.

The securities, exchange control and other laws in effect in the respective countries (and, as applicable, states and jurisdictions) are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan, as the information may be out of date by the time the RSUs are settled or the Participant sells the shares of Common Stock acquired.

In addition, the information contained in this Appendix A is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her jurisdiction may apply to his or her situation.

If the Participant (i) is a citizen or resident of a jurisdiction other than the one in which he or she is currently working and/or residing, (ii) transfers employment or residency to another jurisdiction after the RSU grant date, (iii) changes employment status to a consultant position, or (iv) is considered a resident of another jurisdiction for local law purposes, the Company shall, in its sole discretion, determine the extent to which the special terms and conditions contained herein shall apply to the Participant unless the special terms and conditions contained herein specifically address that circumstance.

CANADA
Terms and Conditions

Revised Definitions. If the Participant is a resident for tax purposes in Canada or otherwise performs work as an Employee in Canada, then the following definitions shall apply instead of the definitions in the Plan:

"Continuous Service" means the period during which a Participant who is an Employee actually and actively performs work on behalf of the Company or a Subsidiary. For greater certainty, "Continuous Service" shall be deemed to include any period constituting the minimum notice of termination period that is required to be provided to the Employee pursuant to the applicable employment standards legislation (if any), but shall exclude any other period, including any period of reasonable notice of termination at common law, that follows, or ought to have followed, the later of: (a) the end of the applicable minimum statutory notice period (if any); or (b) the Employee’s last day of actually and actively performing work for the Company or a Subsidiary;
"cause" in respect of a Participant who is an Employee means the Employee’s wilful misconduct, disobedience or wilful neglect of duty that is not trivial and is not condoned by the Company or a Subsidiary; or (ii) the occurrence of such other event or circumstances which permits the Company or Subsidiary to terminate the Employee’s employment without notice, payment in lieu of notice and, if applicable, severance pay under the applicable employment standards legislation;

"Total and Permanent Disability" has the meaning attributed thereto in the Participant’s written employment agreement with the Company or Subsidiary or, if there is no such defined term, means the Participant’s inability to substantially fulfil their duties on behalf of the Company or any Subsidiary as a result of illness or injury for a continuous period of twenty-four (24) months, despite the provision of reasonable accommodations to the point of undue hardship by the Company or the applicable Subsidiary; and

"Termination of Service" occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to be in Continuous Service with the Company or a Subsidiary, whether such date is selected unilaterally or by mutual agreement; (ii) an Employee of the Company or any Subsidiary suffers a Total and Permanent Disability; or (iii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal, state or provincial law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or vice versa.

Restrictive Covenants. Paragraph 4(a) of this Agreement shall be amended and replaced as follows:

(a) Participant acknowledges that that he or she has become and will continue to become familiar with new and on-going Confidential Information (as defined below). Participant recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Participant agrees that, to protect the Company’s Confidential Information (as defined below) and business goodwill, it is necessary to enter into the following restrictive covenants. As used in this Paragraph 4, references to the “Company” refer to the Company and its Subsidiaries.

Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the date on which Participant’s employment ceases (for whatever reason) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(I) Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, and for any purpose which relates to the Competing Business, curtail the business of, interfere with the Company’s relationship with, solicit business from, any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months in relation to the Competing Business, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment or engagement; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment or engagement by the Company; or (C) Participant received Confidential Information regarding during Participant’s employment with or engagement by the Company.

(II) Non-Recruitment. Recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any current employee or independent contractor of the Company or its subsidiaries of whom the Participant has knowledge (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries of whom the Participant has knowledge whose employment or engagement ceased no more than three (3) months earlier.

Participant Acknowledgment

For absolute certainty, by accepting and executing this Agreement, the Participant specifically represents, warrants and acknowledges that the Participant has read and understood the Plan, this Agreement (including Appendices A and B), and including specifically Paragraph 4 (“Restrictive Covenants”) of this Agreement as amended by this Appendix A, Paragraph 27 (“Clawback”) of this Agreement, and Paragraph 3 (“Effect of Termination of Service”) of this Agreement along with the definitions of "Continuous Service" and “Termination of Service” of this Appendix A which together: (i) have the effect that a Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to any RSUs which would have vested or been granted after their Termination of Service, including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of contractual or common law reasonable notice that exceeds the Participant's minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating an Participant's entitlement under the Plan or this Agreement. By accepting and executing this Agreement, the Participant further waives any eligibility to receive damages or payment in lieu of any forfeited RSUs that would have vested or accrued during any contractual or common law reasonable notice period that exceeds a Participant's minimum statutory notice period under the applicable employment standards legislation (if any).
By accepting and executing this Agreement, the Participant represents, warrants and acknowledges:

(a)participation in the trade and acceptance of RSUs is voluntary;
(b)RSUs do not form an integral part of the Participant’s compensation from employment;
(c)they have not been induced to participate in the Plan by expectation of employment or continued employment with the Company or any Subsidiary;
(d)they have received, or have had the opportunity to receive independent legal advice in connection with the terms and conditions of this Agreement and the Plan (including the consequences in connection with the cessation of the Participant’s Continuous Service);
(e)the grant of RSUs does not create any contractual or other right or expectation to receive any additional grant(s) of RSUs or similar awards, or benefits in lieu of similar awards including without limitation during any common law period of reasonable notice of termination to which the Participant may be entitled, and even if they have been repeatedly awarded grants of RSUs;
(f)they understand that there is no promise of a particular monetary value associated with the vesting of any RSUs;
(g)the grant of RSUs is not compensation for services rendered and are an extraordinary item of compensation that is outside the scope of the Participant’s employment agreement with the Company or any Subsidiary, whether written or oral, and nothing can or must automatically be inferred from such the granting of such RSUs; and
(h)the RSUs will not be counted for any purpose including relating to the calculation of any overtime, severance, resignation, redundancy or end of service payments, or any long-service awards, bonuses, pension or retirement income or similar payments, and the Participant waives any claim on such basis.

Timing of Settlement. Where RSUs, including RSUs that result from Dividend Equivalents, may be settled at the election of any person other than the Participant for consideration that is not one or more shares of Common Stock (including settlement for any cash amount or cash equivalent), then, notwithstanding any other provision in the Plan or the Agreement, such settlement shall take place no later than the Outside Date unless such RSUs are forfeited or cancelled in accordance with their terms as of or prior to the Outside Date. For purposes of this Agreement, with respect to an RSU, “Outside Date” shall mean December 31 of the third calendar year following the calendar year in which the Participant first provided the services for which such RSU is remuneration.

CHINA

Terms and Conditions

The award of RSUs granted pursuant to the Agreement (the “Award”) is subject to the following additional terms and conditions to the extent that the Company, in its discretion, determines that the Participant’s participation in the Plan is subject to exchange control restrictions in the People’s Republic of China (“PRC” or “China”), as implemented by the State Administration of Foreign Exchange (“SAFE”), or other applicable laws of PRC.

Non-Competition Compensation. Participant acknowledges and agrees that any non-competition compensation stipulated in the employment agreement (the “Employment Contract”) entered into between Participant, on the one hand, and the Company or any of its affiliates, on the other hand, shall constitute the entire consideration and compensation payable to Participant for his or her performance of the non-competition obligations under the Employment Contract and Paragraph 4 (Restrictive Covenants) of this Agreement, and the Company shall have no obligation to pay any additional compensation to Participant under this Agreement for Participant’s compliance with the restrictive covenants contained herein.

Modification of this Agreement. If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable PRC laws or regulations, the Company reserves the right to modify this Agreement to be consistent with applicable PRC laws or regulations.

Enforceability of this Agreement. It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in Paragraph 4 (Restrictive Covenants) to be reasonable, if a judicial determination is made by a court in China that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Participant, the provisions of this Agreement will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction in China finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement.

Award Conditioned on Satisfaction of Regulatory Obligations. The RSUs are conditioned upon the Company securing and maintaining all necessary approvals from the SAFE and any other applicable government entities in the PRC to permit the operation of the Plan in China, as determined by the Company in its sole discretion.

Shares Must Remain with Company’s Designated Broker. The Participant agrees to hold the shares of Common Stock (the “Shares”) underlying the RSUs with such broker as may be designated by the Company from time to time and shall not transfer the Shares to another broker until such time as may be permitted by the Company.

Sale of Shares. Notwithstanding anything in the Plan to the contrary, when the Participant terminates employment with the Company or its affiliates, the Participant will be required to sell all Shares acquired under the Plan and any other equity incentive or purchase plan or program (collectively, “Equity Programs”) within such time period as may be established by the SAFE or otherwise within the later of six (6) months of such termination or of the final release of Shares underlying the RSUs, or other such period as may be required by Company policy, as determined in the Company’s discretion. If the Participant has not completed any required sale within the required period then applicable, the Participant hereby authorizes the Company or any of its affiliates to complete such sale on the Participant’s behalf. The Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or any of its affiliates or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any (mandatory) tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations and Company practices. The Participant acknowledges that any Award the Participant receives under the Equity Programs is taxable as per applicable PRC laws or regulations. The Participant accepts that paying personal income tax is the legal responsibility of the Participant and that the employer of the Participant has the obligation to withhold related personal income tax in China.

Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required immediately to repatriate to China cash dividends (to the extent such dividends are not reinvested to purchase additional Shares, if such reinvestment is permitted by the SAFE and applicable laws) and the proceeds from the sale of any Shares acquired under the Equity Programs. The Participant further understands that such repatriation of dividends and proceeds may need to be affected through a special bank account established by the Company or its affiliate, and the Participant hereby consents and agrees that dividends and proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant. The dividends and proceeds may be paid to the Participant in U.S. dollars or local currency, at the Company’s discretion. If the dividends and proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained by the Participant so that the proceeds may be deposited into such account. If the dividends and proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the dividends and proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time dividends are declared or the Shares are sold and the dividends or net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company and its affiliates in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Administration. The Participant shall be solely responsible for, and neither the Company nor its affiliates shall be liable for, any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix A or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the RSUs in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

Notifications

Foreign Asset and Account Reporting Notification. If the Participant is a Chinese resident, the Participant may be required to report to SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

Conversion from USD to CNY: The Participant’s proceeds will be converted from USD to CNY using the official rates as determined by HSBC on the date of payment. These CNY proceeds will be deposited into the Participant’s China Merchant Bank account. The Participant may elect to have proceeds paid in USD if the Participant is an account holder at HSBC. Please contact the Vice President, Total Rewards and HRIS to file or update optional payment instructions.

FRANCE

Terms and Conditions

It is intended that RSUs granted under the Plan to qualifying employees or officers, as defined in Paragraph 1, in France who are resident in France for French tax purposes shall qualify for the specific tax and social security charges treatment applicable to French qualified RSUs granted under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by the French Tax Administration (the “French Qualified RSUs”). The terms of the Agreement (including Appendix A) shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

1. Eligibility: French Qualified RSUs may not be granted to an individual:
(a)Unless he is employed by the Company or by a company which is a corporate subsidiary of the Company, as defined in Article 225-197-2 of the French Commercial Code; or
(b)Unless he is a director with a management function as defined in Article 225-197-1 of the French Commercial Code.

2. Vesting: French Qualified RSUs shall vest ratably over a three-year period following the Date of Grant, with 1/3 of the RSUs vesting on each anniversary of the Date of Grant as set forth in Paragraph 2 (a) of the Agreement, provided that in no event may a granted RSU vest earlier than one year after the Date of Grant, unless otherwise provided below.

3. Acceleration on Death: Upon Termination of Employment from the Company by reason of Participant’s death, all French Qualified RSUs that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the Participant’s heirs, at their written request, within six months following the death of the Participant. Notwithstanding the foregoing, the Participant’s heirs must comply with the restriction on the sale of shares set forth below (Paragraph 7. “Closed Periods”), to the extent and as long as applicable under French law.

4. Rights as a Stockholder: Participant will have no rights as a stockholder of the Company with regard to the French Qualified RSUs until the date of delivery of the Common Stock as provided under Paragraph 6. “Delivery” of this Appendix. Accordingly and contrary to Paragraph 2(d) of the Agreement, the Participant will have no rights to receive Dividend Equivalents, whether such Dividend Equivalents are paid in cash or in shares of Common Stock.

5. Settlement: All French Qualified RSUs vested shall be settled only in shares of Common Stock, no cash settlement or payment being allowed.

6. Sales Restrictions: The sale of shares underlying French Qualified RSUs may occur as soon as the shares are delivered to the Participant, provided the following:
(i)Any shares related to a French Qualified RSU which have been delivered prior to the second anniversary of the Grant Date shall be subject to a holding period until the second-year anniversary of the Grant Date (the “Holding Period”) unless otherwise provided in the Agreement.
(ii)In no event may the sale of shares underlying French Qualified RSU occur during the closed periods as provided in Paragraph 7. “Closed Periods” of this Appendix.

7. Closed Periods: In addition to any provision of the Agreement, Shares underlying French Qualified RSUs may not be sold during the following periods (“Closed Periods”):
(a) within 10 days before or after the publication of the annual accounts; and
(b) within a period beginning with the date at which executives of the Company become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to the grant of French Qualified RSUs as long as and to the extent such Closed Periods are applicable under French law.

8. Disqualification of French-Qualified RSU: If the RSU or the underlying shares are otherwise modified or adjusted in a manner in keeping with the terms of the Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the rules of this Appendix A applicable to the French Qualified RSUs, such RSUs may no longer qualify as French-Qualified RSUs. If the RSUs no longer qualify as French-Qualified RSU, the Committee may, provided it is authorized to do so under the Agreement, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the RSUs or the sale of shares of Common Stock which may have been imposed under this Appendix. In the event that any RSUs no longer qualify as French-Qualified RSUs, the holder of such RSUs shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such RSUs without any recourse against the Company or any of its affiliates.

Labor Law Acknowledgment. In participating in the Plan, each French Participant acknowledges and agrees that:

(i)except if required by applicable employment standards legislation, any Award granted under the Plan shall not be considered to form an integral part of the French Participant’s compensation or considered to be normal or expected wages or salary for any purposes, including, but not limited to, for the calculation of any notice of termination of employment, payment in lieu of any notice of termination of employment, severance, resignation payment, termination payment, redundancy payment, expiry of fixed-term contract payment, dismissal payment, end of service payments, bonuses, holiday pay, paid time off, vacation pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its subsidiaries;

(ii)neither the Awards nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any French Participant any right with respect to service or continuation of current service and shall not be interpreted to form an employment or a service contract or an amendment to the French Participant’s employment contract or relationship with the Company or its subsidiaries;

(iii)participation in the Plan by a French Participant is purely voluntary and the French Participant has not been induced to participate by expectation of engagement, appointment, employment or continued engagement, appointment or employment, as applicable.

Tax Liability. The Participant accepts any liability for any income tax, including any income withholding tax (prélèvement à la source), employee social security contributions (prélèvements sociaux) and employee share of any employment-related taxes including any social security contributions and charges which may be payable by the Company with respect to any taxable event arising pursuant to this Agreement (including the grant or vesting of the RSUs or the acquisition or disposal of any shares of Common Stock). The Participant shall pay to and indemnify the

Company against, and make arrangements satisfactory to the Company regarding payment of taxes mentioned above to the fullest extent permitted by applicable law and pursuant to Paragraph 11 of this Agreement.

By accepting this Award of RSUs, the Participant expressly acknowledges and agrees that this Award can be considered for purposes of calculating any applicable taxes that are statutorily required to be withheld by the Company or its subsidiaries.

Language Consent. By accepting the grant of RSUs, the Participant confirms having read and understood the Plan and Agreement which were provided in English. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset and Account Reporting Notification. The Participant must report shares of Common Stock (the “Shares”) held outside of France and foreign bank accounts to the French tax authorities when filing his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of a specified threshold (currently EUR 12,500) must be reported monthly to the German Federal Bank (Bundesbank). For payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be filed electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). The Participant is personally responsible for complying with applicable exchange control requirements in Germany.

No Prospectus Requirements: Participation in the Plan is not offered to the public in Germany, and no action has been or will be taken which would allow an offering of participations in the Plan to the public in Germany. Participants in the Plan in Germany are exclusively employees of the Company or its affiliates, it being understood that such offer to employees to participate in the Plan is or shall be made to less than 150 non-qualified investors in each member state of the European Economic Area. The Plan, the discretionary Award of RSUs to a Participant and/or their vesting and subsequent settlement do not trigger any prospectus obligations in Germany. The granting of the RSUs to a Participant who is resident or employed in Germany does not constitute an “offer of securities to the public” within the meaning of article 2 lit. d) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”). In addition, no obligation to publish a prospectus would apply pursuant to either article 1 para. 4 lit. (i) or lit (b) of the Prospectus Regulation or any other provisions of German law.

Data Privacy: Concurrently with the execution and delivery of this Agreement, the Participant has (i) received, read, and understood the Data Privacy Notice, as provided below, and (ii) executed and delivered to the Company a Processing and Transfer of Personal Data Consent Form in the form attached hereto as Appendix B which supplements the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy and replaces and supersedes the consent provided for under the second and third sentence of Paragraph 6 (Privacy).

Data Privacy Notice. In the context of the Plan, the Company, acting as data controller, will process the Participant’s personal data as described below.

(a) The Company and its subsidiaries collects from the Participant certain personal data regarding the Participant, including the nature and amount of compensation, details and conditions of their participation in the Plan, name, gender, home address, email address and telephone number, date of birth, or identification number, employment location, salary, tax information, nationality, job title, as well as any information necessary to process mandatory tax withholding and reporting obligations, any shares of stock or directorships held in the Company or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in its favor, and other payroll information, as required for the purpose of implementing, administering and managing its participation in the Plan (the “Personal Data”).

(b) The processing of Personal Data is necessary in order: (i) for the Participant to participate in the Plan and for the Company for the purpose of implementing, administering and managing the Plan and its participation therein on the basis of the performance of the contract (Art. 6(1)(b) GDPR), and (ii) to comply with EU legal obligations (Art. 6(1)(c) GDPR) and, on the basis of the legitimate interests, to comply with non-EU legal obligations to which the Company is subject (Art. 6(1)(f) GDPR). The Personal Data will be held (i) as long as is necessary to implement, administer and manage the participation in the Plan, (ii) for the duration of any relevant statutes of limitations which may exceed the duration of or participation in the Plan, and (iii) as required to fulfill legal obligations under applicable laws.

(c) The Personal Data may be transferred to, and processed by, the Company’s subsidiaries and service providers, acting as data processors and assisting in the implementation, administration and management of the Plan as set out above. In addition, the Personal Data may also be transferred to other recipients acting as data controllers, i.e., any accounting or tax firms assisting in the implementation, administration and management of the Plan, including Merrill Lynch, as well as any tax or other public authorities, registries, security exchange commissions, or other public institutions to whom such information needs to be disclosed under applicable laws. These recipients may be located in the United States or elsewhere (including outside the European Economic Area). The recipients’ countries may have different data privacy laws and a lower level of data privacy protection standards than the Participant’s country of residence. The data transfer made to the Company in the United States is necessary for the conclusion and performance of the contract with the Participant. For subsequent transfers, the Participant will be enabled to explicitly consent to such transfers.

To the extent provided by law, the Participant has the right to (i) request access to, and a copy of, the Participant’s Personal Data as well as additional information about the processing and third party recipients of its Personal Data, (ii) request deletions, corrections or amendments to the Participant’s Personal Data, (iii) object to the processing of its Personal Data, withdraw the Participant’s consent, or request restrictions to the processing, (iv) ask for receiving, in a structured and standard format the Participant’s Personal Data, in each case without cost, by contacting local human resources representatives. The Participant may also lodge a complaint with the competent data protection authority or contact the data protection officer of the Company by sending an email to: dataprivacy@flowserve.com with any questions or concerns regarding the processing of Personal Data.

INDIA
Notifications

Foreign Exchange Obligations. Notwithstanding anything contained in the Plan, this Agreement and/or any documents issued pursuant to this Agreement, the offer and issuance of any RSUs to a Participant resident in India shall be subject to, and in accordance with applicable laws, including the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder (as amended from time to time), including the Foreign Exchange Management (Overseas Investment) Rules, 2022 and the Foreign Exchange Management (Overseas Investment) Regulations, 2022 (“FEMA”). It is Participant’s responsibility to comply with any applicable requirements. Participant should consult with their personal advisor to ensure that they are properly complying with their foreign exchange regulations. Neither the Company nor its Subsidiaries and affiliates will be liable for any fines or penalties resulting from your failure to comply with any applicable laws.

Repatriation Requirement. On sale of the Common Stock received upon settlement under the Plan or the receipt of any dividends on the Common Stock, Participant agrees to (i) repatriate any proceeds from the sale of the Common Stock or the receipt of any dividends to India within 180 days of the date of sale or the date of the dividends falling due (as maybe applicable), unless such proceeds are reinvested in compliance with FEMA and (ii) to obtain a foreign inward remittance certificate (“FIRC”) from the bank in which you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation. The Participant shall inform the Indian employer of the Participant (“Indian

Company”) immediately upon any divestment of the Common Stock held by you as required to be disclosed by the employer under FEMA.

Foreign Asset/Account Reporting Notification. The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Common Stock held outside of India) in their annual income tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult their personal advisor to determine whether the obligation applies to their personal situation.

Settlement of Restricted Stock Unit Award. If the RSUs, or a part of it, is settled with the Participant after the Participant’s employment terminates, such settlement shall be carried out only if permitted by, and in accordance with, the Indian laws including but not limited to FEMA. If the settlement, whether in whole or in part, is not so permitted under the Indian laws in force at the time, then the Company shall have sole discretion to decide an alternative manner in which the RSUs may be settled in favour of the Participant. It is hereby clarified that the discretion allowed to the Company can also include forfeiture of the RSUs, entirely or in part, to the extent that settlement is not permitted under the applicable Indian laws in force at the time of settlement.

Compliance Obligations of the Indian Company. On any settlement or divestment of the Common Stock and/or reinvestment of proceeds from the sale of such Common Stock, Participant agrees to provide to the Indian Company in due time, true and accurate details regarding all such transactions, including amount of proceeds received and all supporting documenting evidencing such transactions (such as bank account statements or share certificates). It is hereby clarified that Participant also permits the Indian Company to disclose such information to an Authorized Dealer bank, Reserve Bank of India or any other regulatory authority, to comply with the Indian Company’s reporting obligations under the Indian laws (including FEMA).

Share Valuation. The amount subject to tax at vesting will partially be dependent upon a valuation that the Company will obtain from a Category I Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Data Privacy. You consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal information (as such term is defined in the Information Technology Act, 2000 read with the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011) as described in this document by and among, as applicable, the Indian Company, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand and consent to your personal information being transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in India or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.

Taxation. At the time of vesting of the Stock Units, the Participant shall be liable to pay the difference between the Fair Market Value of such Stock Units and the exercise price. Such difference shall be treated as a perquisite and shall be included in the Participant’s income, subject to tax under the head “income from salary” as per the applicable provisions under the Income Tax Act, 1961. Upon the sale of such Stock Units, the gains arising from such sale shall be subject to capital gains tax. The classification of such capital gains as short-term or long-term shall be subject to the holding period and the capital gains tax shall be levied as per the applicable tax rates for short-term or long-term capital gains under the Income Tax Act, 1961. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

ITALY

Terms and Conditions

Labor Law Acknowledgment. This provision supplements the acknowledgements contained in Paragraph 1 (Restricted Stock Units) of the Agreement:

In accepting the grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

This Agreement shall not be considered as an extension of the employment contract – if any – or of an obligation deriving from an employment contract. The Participant understands that the Company has unilaterally, gratuitously and in its own discretion decided to grant RSUs under the Plan to certain individuals who may be or not employees of the Company or an affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or an affiliate, other than as set forth in the Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock (“Shares”) acquired upon settlement of the RSUs are not a part of any employment contract (either with the Company or an affiliate) and shall not be considered a mandatory benefit, salary, nor salary components, for any purposes (including severance compensation), or any other right whatsoever. Further, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the RSUs shall be null and void.

Cause. The parties agree that, when reference is made to termination for “Cause”, this shall be interpreted as termination for giusta causa under art. 2119 of the Italian civil code.

Non-competition. Paragraph 4(a)(III) shall be replaced as follows.

(III) Non-Competition. Perform activity in competition with that of the Company. It is hereby agreed that, for the purpose of such obligation, “Activity in Competition” refers to the performance of any activity in favour of companies, or even cooperative, bodies, organisations or any other entity that are in competition with the activity carried out by the Company at the termination of the employment contract. Particularly, “Activity in Competition” will be considered any activity in favour of companies and/or individuals that perform their activities within in the sector of manufacturing and aftermarket services for comprehensive flow control systems. This restrictive covenant prohibits any activity, even if different from the duties performed by the Participant during the employment agreement, in favour of the above mentioned entities, either directly or through a third party, or as a self-employed or as an employee, whether on occasional basis or for free, or as an associato in partecipazione or socio con prestazioni accessorie, or as a director or an institore, regardless of the job description of the future role performed. The non-competition covenant applies within the whole world. As consideration for all the above obligations, the Company shall pay the Participant a gross amount equivalent to the amount stated in the Participant’s employee agreement. If the obligations referred to in this clause are completely fulfilled, such amount will be paid, by deferred quarterly instalments, of the same amount each, starting from the employment contract termination date.

Nothing in this Paragraph 4(a)(III) shall prohibit the Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: the Participant does not, directly or indirectly, own three percent or more of any class of securities of such business; such ownership is for investment purposes only; and the Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

Language Consent. By accepting the grant of RSUs, the Participant confirms having read and understood the Plan and Agreement which were provided in English.

Tax, taxes and tax withholding.
References to tax, taxes and tax withholding in Paragraph 8. (Delivery of Shares), 11. (Federal and State Taxes) and 18. (Amendments) of the Agreement shall include social security contributions.

Governing law; Venue. With reference to Paragraph 19, it is understood that this paragraph will apply to the extent that it is compliant with Italian law.

Notifications

Foreign Asset and Account Reporting Notification. If at any time during the fiscal year the Participant holds foreign financial assets (including bank accounts, cash and shares of Common Stock), the Participant may be required to report these assets on his or her annual tax return (e.g., UNICO Form, PF Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due, irrespective of their value. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

NETHERLANDS
Terms and Conditions

“Total and Permanent Disability” shall have the following meaning:

The Participant is eligible to an IVA benefit (Income Provision for Fully Disabled Persons) which is part of the WIA (Work and Income according to Labor Capacity Act).

A Participant may qualify for an IVA benefit under the following conditions:

1.Fully Disabled The Participant is assessed as being at least 80% disabled by the UWV (Dutch Employee Insurance Agency). This means that, due to illness or a disability, the Participant is virtually unable to work and can earn little to no income.
2.Permanently Disabled The Participant’s disability is considered permanent by the UWV. This means that the Participant’s condition is unlikely to improve, even in the long term. This determination is made by a doctor and a labor expert from the UWV.

“Involuntary Termination” shall have the following meaning.

“Involuntary termination” without cause shall be deemed to include entering into a termination agreement (in Dutch: ‘vaststellingsovereenkomst’) if the employer has initiated the termination, the employee cannot be held responsible for the necessity to terminate the employment agreement, and this is explicitly stated in the termination agreement.

“Termination for cause” shall have the following meaning.

“Termination for cause” includes the employer immediately terminating the employment contract due to seriously culpable behavior by the employee, as referred to in Articles 7:677 and 7:678 of the Dutch Civil Code (DCC), as well as termination by the competent court due to culpable acts or omissions by the employee, as outlined in Article 7:669 paragraph 1 sub e DCC. Examples include:

•Theft or fraud.
•Violence or threats in the workplace.
•Serious breach of confidentiality.
•Refusal to work without a valid reason.

SINGAPORE

Notifications

Securities Law Information. Any securities issued pursuant to the Plan (“Securities”) are issued pursuant to the “Qualifying Person” exemption” under section 273(1)(i) of the Securities and Futures Act 2001 of Singapore (“SFA”). No prospectus in connection with the Plan has been lodged or registered with the Monetary Authority of Singapore. Participant should note that the Securities are subject to section 257 of the SFA and Participant should not make any subsequent sale of Securities in Singapore or any offer of such subsequent sale of Securities in Singapore, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Requirement. If Participant is a chief executive officer (“CEO”) or director (including an alternate, substitute, or shadow director) of a Singapore Subsidiary, he or she is subject to certain notification requirements under the Companies Act 1967 of Singapore, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary in writing when Participant receives or disposes of an interest (e.g., Performance Shares, Common Stock)

in the Company or any related company. These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g., when Common Shares are subsequently sold). In addition, a notification must be made of his or her interests in the Company or any related company within two (2) business days of becoming a CEO or a director, associate director, or shadow director.

Insider Trading Information. Participant should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Common Stock or rights to Common Stock under the Plan. Under the Singapore insider trading rules, you are prohibited from selling Common Stock when in possession of information which is not generally available and which you know or should know will have a material effect on the price of Common Stock once such information is generally available.

SPAIN

Terms and Conditions

Vesting. Paragraph 2 (d) shall be replaced as follows:

(d) Each year that this Agreement is in effect, the Participant will receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the RSUs as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional RSUs (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents will be settled in cash or shares of Common Stock, or any combination thereof, in accordance with the Plan which stipulates the circumstances where settlement in cash or settlement by shares of Common Stock or combination of both will take place. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested RSUs into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such RSUs prior to the date of such conversion. In the event any RSUs do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested RSUs.

Termination of Service. Paragraph 3 shall be replaced as follows.

(a) The Participant understands and agrees that, except in the case of Termination due to Death or Total and Permanent Disability covered in Paragraph 3(b) below, the Participant will forfeit any unvested RSUs as of the date Participant’s service ends without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of Participant’s employment for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

(b) Termination due to Death or Total and Permanent Disability. In the event the Participant experiences a Termination of Service due to his or her Total and Permanent Disability or death, then on the date of such Termination of Service (the “Death/ Disability Vesting Date”), 100% of the RSUs shall vest. Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than March 15 of the year following the year in which the Death/Disability Vesting Date occurs, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant (or the Participant’s estate).

Paragraph 4.d (i) shall be replaced as follows.

(i) Forfeiture by the Participant. If the Participant breaches any restriction in this Paragraph 4, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require the Participant to forfeit any RSUs (whether then vested or unvested) that have not yet been converted into Common Stock as of the date of such violation; (B) discontinue future grants of any and all equity awards under any equity incentive plan in which the Participant may participate; and (C) recover damages incurred by the Company as a result of the breach. To the extent that the provisions of this Paragraph 4 are inconsistent with the terms of any other agreement between the Company and the Participant, the Company and the Participant agree that the provisions of this Paragraph 4 shall control.

Remedies. Paragraph 16 shall not apply to Participants located in Spain.

Labor Law Acknowledgment. This provision supplements the acknowledgements contained in Paragraph 1 (Restricted Stock Units) of the Agreement:

In accepting the grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its own discretion decided to grant RSUs under the Plan to certain individuals who may be employees of the Company or an affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or an affiliate, other than as set forth in the Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock (“Shares”) acquired upon settlement of the RSUs are not a part of any employment contract (either with the Company or an affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, any grant of or right to the RSUs shall be null and void.

Notifications

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of RSUs under the Plan. Neither the Plan nor the Agreement (which includes this Appendix A) have been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish securities regulator), and they do not constitute a public offering prospectus.

Exchange Control Notification. The Participant must declare the acquisition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) of the Ministerio de Economia for statistical purposes. Generally, the declaration must be filed in January for Shares acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year; however, if the value of the Shares acquired under the Plan or the amount of the sale proceeds exceeds a specified threshold (currently EUR 1,502,530), the declaration must be filed within one (1) month of the acquisition or disposition, as applicable.

The Participant also must declare electronically to the Bank of Spain any foreign securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts and transactions carried out with non-residents, depending on the amount of the transactions with non-residents during the relevant year or the balances/positions with non-residents. Different thresholds and deadlines to file the declarations apply. However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed a specified threshold (currently EUR one (1) million), no such declaration must be filed unless expressly required by the Bank of Spain. If neither the Participant’s total balances/positions nor total transactions with non-residents pertaining to the relevant period exceed a specified threshold (currently EUR 50 million), a summarized form of declaration may be used. The Participant is personally responsible for complying with applicable exchange control requirements in Spain.

Foreign Asset and Account Reporting Notification. Individuals owning shares deposited outside of Spain and/or holding bank accounts outside of Spain whose value as of December 31 each year, or at any time throughout the year of sale, exceeds, for each type of asset, a specified threshold (currently EUR 50,000), must report their existence to the Spanish Tax Authorities on a specific tax reporting form. After the assets have been reported, the subsequent reporting obligation will only apply if their value increases by more than specified amount (currently EUR 20,000) as of each subsequent December 31, or if the assets already declared are being transferred or the bank accounts are being closed. The Participant should consult with his or her personal tax advisor to determine whether this reporting requirement applies.

UNITED KINGDOM

Additional Terms. The Award is granted to the Participant pursuant to the terms of the Flowserve Corporation 2020 Long-Term Incentive Plan UK Sub-Plan (“UK Sub-Plan”) and all references to the “Plan” in the Agreement and this Appendix A shall include a reference to the UK Sub-Plan.

Effect of Termination of Service. The term “Special End of Service” in Paragraph 3(c) shall be amended to mean the voluntary termination of a Participant’s employment with the Company or a Subsidiary for any reason other than due to the Participant’s death, Total and Permanent Disability, or termination for “cause” (as determined by the Committee in its sole discretion) on or after (i) the date that is six months after the Date of Grant and (ii) attaining both (A) 10 years of service with the Company or its subsidiaries and (B) the stated intention of leaving employment in the industry of the Company full-time.

Restrictive Covenants. The restrictions of Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) shall be replaced as follows:

Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the earlier of the : (i) date on which Participant’s employment ceases (for whatever reason); or (ii) the date the Participant commences a period of garden leave immediately prior to the date on which the Participant’s employment ceases (each “Termination”) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(i)Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twelve (12) months prior to Termination (“Relevant Period”), and which either: (A) Participant materially contacted, called on, serviced, did business with or had material or personal contact with during the Relevant Period; (B) Participant became materially or personally acquainted with or materially dealt with, for any reason, during the Relevant Period and as a result of Participant’s employment by the Company; or (C) Participant received Confidential Information regarding during the Relevant Period. This restriction applies only to business that is in the scope of services or products provided by the Company.

(ii)Non-Recruitment. Recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any employee or independent contractor of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) who were employed immediately prior to Termination and who occupied a senior, managerial, technical, professional, sales, distribution, marketing or product development position and who is likely to be: (A) in possession of Confidential Information relating to the Company; or (B) able to influence customer relationships or trade connections of the Company, and in each case, who with whom the Participant worked closely during the Relevant Period.

(iii)Non-Competition. Become employed by, advise, perform services for, establish, have any ownership interest in, invest in or otherwise engage in any capacity, whether directly or indirectly, with a Competing Business in the Restricted Area. “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services and with which the Participant was involved to a material extent in the Relevant Period. Because the scope and nature of the Company’s business is international in scope, the “Restricted Area” is the United Kingdom and such other countries within which the Company conducted Competing Business in the Relevant Period. Nothing in this Paragraph 4(a)(III) shall prohibit the Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that:

the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and the Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

Non-Disclosure. Notwithstanding Paragraph 4(c) of the Agreement, nothing in this Agreement, shall in any way limit or constrain the Participant from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

Limitation of Rights. The Participant shall have no rights to compensation or damages for any loss in respect of Awards under the UK Sub-Plan, the Plan or the Agreement in consequence of the termination of the Participant's employment with the Company or a Subsidiary howsoever caused (including, without limitation, any breach of contract by their employer).

Data Privacy. For the purposes of administering the Plan and UK Sub-Plan, the Company will collect and process information relating to the Participant in accordance with the Employee Privacy Notice, which is available at Flowserve Ethics Hotline, and which supplements the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy and replaces and supersedes the consent provided for under the second and third sentence of Paragraph 6 (Privacy).

Disclaimer. In the United Kingdom, the Plan, the UK Sub-Plan and the Agreement (“Documents”) and any other materials or communication relating to the UK Sub-Plan are being distributed only to and are directed only at: (i) persons to whom they may lawfully be communicated pursuant to Article 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”); or (ii) any other person to whom they may be lawfully communicated (all such persons together being referred to as “Relevant Persons”). Persons who are not Relevant Persons must not act on or rely on the Documents or any of their contents. Any investment or investment activity to which the Documents relate is available only to Relevant Persons and will be engaged in only with Relevant Persons. The Documents have been prepared on the basis that any offer of securities to persons domiciled or with a registered office in the United Kingdom will only be made in circumstances which do not require the preparation of a prospectus for the purposes of Regulation 2017/1129/EU as applicable in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (including any statutory instruments made pursuant to the EUWA) (as amended or superseded from time to time). The Documents have been issued to the intended recipient for personal use only and must not be further distributed or reproduced by any recipient for any purposes whatsoever. Recipients must not distribute, publish, reproduce, or disclose the Documents, in whole or in part, to any other person. The contents of the Documents have not been approved by an authorised person within the meaning of the Financial Services and Markets Act 2000. Reliance on the Documents for the purpose of engaging in any investment activity may expose an individual to a significant risk of losing all of the property or other assets invested. Any person to whom the Documents have been provided are urged to consult with their own advisors with respect to legal, business, tax, regulatory, financial, accounting and related matters. Any person who is in any doubt about this document or its contents should consult an authorised person specialising in advising on investments of the kind in question.

Taxes.

(a)The Participant represents to the Company that the Participant has reviewed with the Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)References to “any amount or amounts which the Company is required to withhold”, “tax withholding requirement” and “withholding obligations” in Paragraph 11 shall be construed as including any requirement or obligation to withhold or deduct income tax, employee’s National Insurance Contributions and, at the discretion of the Company and subject to paragraph (e) below, employer’s National Insurance Contributions and any other similar obligations to pay tax and social security, either in the United Kingdom or in any other jurisdiction (“Taxes”).

(c)The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary, any parent company, the Participant’s employing company (the “Employer”), if different, from and against any liability for or obligation to pay Taxes (“Tax Liability”), that is attributable to:

i.the grant or vesting of, or any or any benefit derived by the Participant from (including, without limitation, payments in respect of the surrender or release of), the RSUs or the shares of Common Stock which are the subject of the RSUs, whether such Award is settled in shares of Common Stock, cash or a combination thereof;

ii.the transfer or issue of shares of Common Stock or cash to the Participant on settlement of the RSUs, or any other benefit on settlement of the RSUs;

iii.any or all of the restrictions applicable to the shares of Common Stock (if any) held by the Participant ceasing to apply to those shares of Common Stock or otherwise being varied;

iv.the disposal of any shares of Common Stock; and/or

v.the payment (including by way of settlement in shares) of any Dividend Equivalents.

(d) The Participant undertakes that, upon request by the Company, the Participant will (on or within 14 days of acquiring the shares of Common Stock) jointly with the Participant’s Employer elect, pursuant to Section 431(1) of the Income Tax (Earning and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the shares of Common Stock acquired on settlement of the RSUs or Dividend Equivalents on any occasion will be calculated as if the shares of Common Stock were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such shares of Common Stock.

(e) As a condition of the grant of the RSUs and the Dividend Equivalents, and to the fullest extent permitted by applicable law, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or the Employer with respect to the vesting of the RSUs and the settlement of the Dividend Equivalents or otherwise payable with respect to a benefit derived in connection with the RSUs or the Dividend Equivalents. Without limitation to the foregoing, the Participant agrees to execute a joint election between the Company and/or the Employer and the Participant (the “Joint Election”), the form of such Joint Election being formally approved by HM Revenue & Customs, and any other consent or election required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. If the Participant does not enter into a Joint Election, no shares of Common Stock shall be issued to the Participant without any liability to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Paragraph 11 of this Agreement.

(f) The Participant acknowledges that the Participant is ultimately liable and responsible for all Tax Liability arising in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or the Dividend Equivalents, and regardless of the way such Award is settled. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or any subsequent sale of the shares of Common Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs or the Dividend Equivalents to reduce or eliminate the Participant’s Tax Liability.

UNITED STATES

CALIFORNIA - Terms and Conditions

Restrictive Covenants. If the Participant primarily resides or works in California and it is found that California law applies to this Agreement or any dispute arising from this Agreement, then Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III)

(Restrictive Covenants) of this Agreement shall not apply to the Participant following their Termination of Service. Any conduct relating to the solicitation of the Company’s employees that involves the misappropriation of the Company’s trade secret information, such as the use, retention, or distribution of the Company’s protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company may have under this Agreement, trade secret law, unfair competition law, or other laws applicable in California absent this Agreement.

ILLINOIS - Terms and Conditions

Restrictive Covenants.

Non-Recruitment; Non-Solicitation. If the Participant primarily resides or works in Illinois and it is found that Illinois law applies to this Agreement or any dispute arising from this Agreement, then Paragraphs 4(a)(I) and 4(a)(II) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds $45,000 (with the earnings threshold increasing by $2,500 every five years from January 1, 2027, through January 1, 2037). The Participant further agrees that if, at the time they sign the Agreement, their earnings do not meet the earnings threshold, then the non-solicitation and non-recruitment obligations following Termination of Service in Paragraphs 4(a)(I) and 4(a)(II) will automatically become enforceable against them if and when they begin earning an amount equal to or greater than the earnings threshold.

Non-Competition. If the Participant primarily resides or works in Illinois and it is found that Illinois law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds $75,000 (with the earnings threshold increasing by $5,000 every five years from January 1, 2027, through January 1, 2037). The Participant further agrees that if, at the time they sign the Agreement, their earnings do not meet the earnings threshold, then the non-competition obligation following Termination of Service in Paragraph 4(a)(III) will automatically become enforceable against them if and when they begin earning an amount equal to or greater than the earnings threshold.

Non-Competition; Non-Solicitation and Non-Recruitment. The restrictions of Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) shall apply only to the extent that the Participant is employed for two or more years by the Company and/or receives compensation from the Company for two or more years following execution of this Agreement. To the extent employment or engagement with the Company is terminated less than two years following execution of this Agreement, the Participant agrees that they shall afford the Company the opportunity to provide them with a reasonable monetary payment, in an amount to be determined prior to or at the time of such Termination of Service, as consideration for the restrictions following Termination of Service set forth in Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) of the Agreement. The Participant understands that reasonable consideration shall not exceed the amount that the Participant received as salary or income from the Company in the twelve (12) months prior to the Participant’s Termination of Service. The Company shall also have the right, at its sole discretion, to not provide additional monetary consideration and, in such circumstances, if the Participant’s experiences a Termination of Service within two years of execution of this Agreement, then Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) shall not apply following Termination of Service.

Notifications

Notice. The Participant acknowledges that that they have been provided with the Agreement at least 14 days before executing the Agreement. The Participant further acknowledges that they have been advised to consult with an attorney before signing the Agreement.

LOUISIANA - Terms and Conditions

Restrictive Covenants.

Non-Recruitment; Non-Solicitation. If the Participant primarily resides or works in Louisiana and it is found that Louisiana law applies to this Agreement or any dispute arising from this Agreement, then Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) shall apply only to the following parishes: Caddo, East Baton Rouge, Jefferson, Orleans and St. Tammany.

MAINE - Terms and Conditions

Restrictive Covenants. If the Participant resides in Maine and it is found that Maine law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service unless the Participant’s annual compensation exceeds 400% percent of the federal poverty level.

Notifications

Notice. By accepting the grant of RSUs, the Participant acknowledges that they have been provided with written notice and a copy of this Agreement at least three business days before the deadline to sign this Agreement.

MARYLAND - Terms and Conditions

Restrictive Covenants. If the Participant resides in Maryland and it is found that Maryland law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service if the Participant’s annual compensation is less than 150% percent of Maryland’s minimum wage.

MASSACHUSETTS - Terms and Conditions

Restrictive Covenants. If the Participant resides in Massachusetts and it is found that Massachusetts law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service if the Participant is (i) terminated without cause or laid off or (ii) not classified as exempt for purposes of the Fair Labor Standards Act (“FLSA”). The Participant further agrees that if, at the time they sign the Agreement, the Participant is not classified as exempt for purposes of the FLSA, then the non-competition obligations following Termination of Service in Paragraph 4(a)(III) will automatically become enforceable against them if and when they become an exempt employee under the FLSA.

Restricted Area. If the Participant resides in Massachusetts and it is found that Massachusetts law applies to this Agreement or any dispute arising from this Agreement, then “Restricted Area” in Paragraph 4(a)(III) means the geographic areas in which the Participant, during any time within the last two years of their employment, provided services or had a material presence or influence.

Consideration. If the Participant primarily resides or works in Massachusetts and it is found that Massachusetts law applies to this Agreement or any dispute arising from this Agreement, then Participant acknowledges that this Agreement is supported by sufficient, mutually agreed upon consideration that benefits the Participant.

Notifications

Notice. By accepting this grant of RSUs, the Participant acknowledges that that they have been provided with written notice and a copy of this Agreement at least 10 business days before the effective date of the Agreement. The Participant further acknowledges that they have been advised to consult with an attorney before signing the Agreement.

MINNESOTA - Terms and Conditions

Restrictive Covenants. If the Participant primarily resides or works in Minnesota and it is found that Minnesota law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service.

OKLAHOMA - Terms and Conditions

Restrictive Covenants. If the Participant primarily resides or works in Oklahoma and it is found that Oklahoma law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service unless the Participant both engages in the same or similar business as that conducted by the Company by and soliciting the sale of goods, services or a combination of goods and services from any of the Company’s established customers.

VIRGINIA - Terms and Conditions

Restrictive Covenants.

Non-Competition; Non-Recruitment; and Non-Solicitation. If the Participant primarily resides or works in Virginia and it is found that Virginia law applies to this Agreement or any dispute arising from this Agreement, then the Participant agrees that Paragraphs 4(a)(I), 4(a)(II) and 4(a)(III) are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.

Non-Competition
Non-Competition
. If the Participant primarily resides or works in Virginia and it is found that Virginia law applies to this Agreement or any dispute arising from this Agreement, then Paragraph 4(a)(III) shall not apply to the Participant following their Termination of Service if the Participant’s average weekly earnings, calculated as provided for under Code of Virginia section 40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of section 65.2-500, or the Participant otherwise qualifies as a “low-wage employee” under the Virginia Act. The Participant shall not be considered a “low-wage employee” if their earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid by the Company.

Appendix B

Processing and Transfer of Personal Data

Flowserve Corporation (“Company”) will collect and process as data controller, directly from you or indirectly through your employer, personal data about you regarding your employment, the nature and amount of your compensation and the fact, details and conditions of your participation in the Flowserve Corporation 2020 Long-Term Incentive Plan (the “Plan”). The personal data so collected and processed includes your name, gender, home address, work email address, job title, and work telephone number, date of birth, GEMS ID, National Identification Number, Social Security Number or other identification number, employment location, salary, tax class and other tax information, nationality, job title, previous equity grant transaction data and compensation data, information necessary to process mandatory tax withholding and reporting obligations, information about any shares of stock or directorships held in the Company or its affiliates, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, and other required payroll information required for the purpose of implementing, administering and managing your participation in the Plan (the “Data”).

The Data is necessary in order for you to participate in the Plan and for Company and its affiliates for the purpose of implementing, administering and managing the Plan and your participation therein (on the basis of the performance of a contract (Art. 6(1)(b) GDPR)), to comply with legal obligations in the EU (on the basis of (Art. 6(1)(c) GDPR) and on the basis of legitimate interests, in particular to comply with non-EU legal obligations (Art. 6(1)(f) GDPR).

The Data will be held (i) as long as is necessary to implement, administer and manage the Plan, (ii) for the duration of any relevant statutes of limitations which may exceed the duration of your participation in the Plan, and (iii) as required to fulfill legal obligations under applicable laws.

You may, subject to the conditions set forth in the GDPR, (i) request access to, and a copy of, your Data as well as additional information about the processing and third party recipients of your Data, (ii) request deletions, corrections or amendments to your Data, (iii) request restrictions to the processing of your Data, and (iv) ask for receiving, in a structured and standard format your Data, in each case without cost. You may also lodge a complaint with the competent data protection authority or contact the Company’s data protection officer with any questions or concerns regarding the processing of your Data.

Contact Details: Data Privacy team at Flowserve Corporation, 5215 North O'Connor Boulevard, 9th Floor, Irving, Texas 75039 USA.

Consent to Data Transfer:

I have read and understood the above information and agree that my Data may be transferred to the Company and its affiliates as well as Equiniti Trust Company, LLC (“EQ”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in the United States and their service providers assisting in the implementation, administration and management of the Plan (as data processors - such as brokers, accounting firms, payroll processing firms or tax firms) as set out above, and any possible purchaser of the Company or any of its affiliates or any of their businesses, as well as any tax or other public authorities, registries, security exchange commissions, or other public institutions as may be required by applicable laws.

I understand and agree that these recipients of my Data are located in the United States or elsewhere outside the European Economic Area. I understand that the recipients’ countries may have different data privacy laws and a lower level of data privacy protection standards than the European Economic Area and that these standards may be considered inadequate under the GDPR.

I understand that my consent is voluntary and that I may withdraw it at any time with effect for the future. However, while refusing or withdrawing my consent will not have a negative effect on my employment, it may affect my ability to participate in the Plan.

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Name, Date, Place, Signature